Exhibit 21.0

List of Subsidiaries

Subsidiaries of Newport Bancorp, Inc.	Percentage Ownership	Jurisdiction or State of Incorporation

Newport Federal Savings Bank	100%	United States

Subsidiaries of Newport Federal Savings Bank	Percentage Ownership	Jurisdiction or State of Incorporation

NewportFed Investments, Inc.	100%	Rhode Island